EXHIBIT 2.2
EXECUTION COPY
ASSET PURCHASE AGREEMENT
by and among
DYNAMIC DETAILS INCORPORATED, SILICON VALLEY,
DYNAMIC DETAILS, INC.,
VMS, LLC,
and
VERITEK MANUFACTURING SERVICES, LLC
August 8, 2006

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”) is made and entered into as of this 8th day of August 2006, by and among, and Dynamic Details Incorporated, Silicon Valley, a Delaware corporation (“Seller”), solely for the purpose of guaranteeing the performance of all obligations of Seller under Section 8.2 of this Agreement, Dynamic Details, Incorporated, a California corporation (“Seller Guarantor”), VMS, LLC, a Delaware limited liability company (“Buyer”), and, solely for the purpose of guaranteeing the performance of all obligations of Buyer under Section 8.3 of this Agreement, VERITEK Manufacturing Services, LLC, a Delaware limited liability company (“Buyer Guarantor”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in ARTICLE 1 of this Agreement.
RECITALS
     WHEREAS, Seller operates the value added business of Seller Guarantor by providing assembly, configuration, and testing services for complex electronic systems and subsystems such as printed circuit boards, backpanels, and wire harnesses for makers of communications and networking gear, computers, medical instruments, and military equipment;
     WHEREAS, Seller desires to sell certain of the assets and liabilities of the Business to Buyer on the terms and conditions set forth in this Agreement;
     WHEREAS, Buyer desires to acquire such assets and liabilities from Seller on the terms and conditions set forth in this Agreement;
     WHEREAS, Seller and Buyer further desire to contemporaneously enter into (i) a Supply Agreement pursuant to which Seller will supply certain products to Buyer, (ii) a Transition Services Agreement whereby Seller will provide certain transitional services to Buyer on a short term basis, (iii) a License Agreement whereby Seller will license certain intellectual property to Buyer, (iv) an Escrow Agreement pursuant to which Buyer will deposit a portion of the purchase price for the assets being acquired pursuant to this Agreement for the purpose of securing certain indemnification obligations of Seller and (v) a Non-Competition Agreement whereby Seller shall be restricted in its ability to compete with the Business;
     WHEREAS, Buyer Guarantor owns a controlling interest in Buyer and will benefit from the Transactions, and Buyer Guarantor is entering into this Agreement to guarantee the payment and performance by Buyer of all of its obligations hereunder; and
     WHEREAS, Seller Guarantor owns a controlling interest in Seller and will benefit from the Transactions, and Seller Guarantor is entering into this Agreement to guarantee the payment and performance by Seller of all of its obligations hereunder.

TERMS AND CONDITIONS
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and subject to the terms and conditions set forth herein, the parties agree as follows:
ARTICLE 1
DEFINITIONS
     As used in this Agreement, the following terms shall have the meanings indicated below:
     “Accepting Employees” shall mean those Employees who accept Buyer’s offer of employment as contemplated by Section 3.1 and who commence employment with Buyer as of the Closing Date.
     “Accounts Receivable” shall mean all rights to payment, in whatever form, which arise or accrue before the Closing Date exclusively with respect to the Business whether disputed or undisputed, including all rights to payment for goods sold or services rendered, all royalties, commissions, supplier credits, licensor credits, rebates, accounts, and general intangibles and all other intangible personal property of the Business that would be included within the category “accounts receivable” in the “current assets” section of the balance sheet of the Business prepared as of the Closing Date in accordance with GAAP.
     “Accountant” shall have the meaning set forth in Section 2.8(b).
     “Accountant’s Determination” shall have the meaning set forth in Section 2.8(b).
     “Acquired Assets” shall have the meaning set forth in Section 2.1.
     “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.
     “Affiliate” shall mean, in respect of any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person.
     “Agreement” shall have the meaning set forth in the Preamble.
     “Ancillary Agreements” shall mean the Supply Agreement, the Transition Services Agreement, the License Agreement, the Escrow Agreement and the Non-Competition Agreement.

     “Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.7(a)(iii).
     “Assumed Contracts” shall have the meaning set forth in Section 2.1(e).
     “Assumed Liabilities” shall have the meaning set forth in Section 2.3(a).
     “Bill of Sale” shall have the meaning set forth in Section 2.7(a).
     “Bulk Sales Laws” shall have the meaning set forth in Section 6.9.
     “Business” means the value added business of Seller and Seller Guarantor, which provides assembly, configuration, and testing services for complex electronic systems and subsystems such as printed circuit boards, backpanels, and wire harnesses for makers of communications and networking gear, computers, medical instruments, and military equipment through facilities located at 2150 Commerce Drive, San Jose, California, and 2120 Miller Drive, Suite A, Longmont, Colorado, but excluding the Excluded Business.
     “Business Day” means any day, other than Saturday or Sunday or days in which banks in the State of California are entitled to close.
     “Business Material Adverse Effect” shall mean any change or effect that is, individually or in the aggregate, materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Business other than any change or effect (a) arising out of the announcement or pendency of the Transactions, (b) arising out of compliance by Seller with the terms of this Agreement, or (c) arising out of any action taken or announced by a Buyer or taken or announced by Seller at the request or direction of a Buyer, or any inaction or failure to act by Seller at the request or direction of a Buyer. Notwithstanding the foregoing, the parties acknowledge and agree that there shall be deemed to have been a Business Material Adverse Effect in the event there is a material breach or material modification of any Contract listed on Exhibit 6.10 that materially and adversely effects the business, operations, assets, condition (financial or otherwise) or results of operation of the Business.
     “Buyer” shall have the meaning set forth in the Preamble.
     “Buyer Guarantor” shall have the meaning set forth in the Preamble.
     “Buyer Indemnitees” shall have the meaning set forth in Section 8.2.
     “Buyer Losses” shall have the meaning set forth in Section 8.2.
     “Buyer Obligations” shall have the meaning set forth in Section 10.10(b).
     “Closing” shall have the meaning set forth in Section 2.6.

     “Closing Balance Sheet” shall have the meaning set forth in Section 2.8(a).
     “Closing Net Assets Statement” shall have the meaning set forth in Section 2.8(d).
     “Closing Payment” shall have the meaning set forth in Section 2.4.
     “Closing Date” shall have the meaning set forth in Section 2.6.
     “COBRA” shall have the meaning set forth in Section 3.7.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Contracts” shall mean any agreements, contracts, instruments, obligations, promissory notes, chattel paper, purchase orders, work orders, customer and vendor arrangements, promises or undertakings (whether written or oral) including personal property leases, conditional sales contracts and the like, that are legally binding or operationally effective and to which Seller is a party or is bound; but excluding all contracts, agreements, or plans relating to employment, employees or employment benefits and all Employee Plans.
     “Current Liability” or “Current Liabilities” shall mean all Liabilities of the Business arising prior to the Effective Time, but only to the extent that such Liabilities would be accrued as “current liabilities” on the balance sheet of the Business prepared as of the Closing Date in accordance with GAAP; provided, however, that no current accrual of a Liability that is an Excluded Liability pursuant to Section 2.3(b) shall be deemed a Current Liability hereunder.
     “Customer Assets” shall mean furniture, fixtures, equipment, supplies, inventory (including raw materials, work in process and finished goods) or other tangible personal property located at the Real Property but owned by a customer or customers of the Business and not by Seller.
     “Defaulting Party” shall have the meaning set forth in Section 9.3.
     “Disclosure Schedules” shall mean the schedules containing lists required by, and disclosing exceptions or qualifications to, Seller’s representations and warranties, which are being delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement, as such may be amended by Seller and accepted by Buyer pursuant to Section 2.7(a)(viii).
     “Effective Time” shall be 11:59 p.m. Pacific time on the Closing Date.
     “Employee” shall mean any employee of the Business, a list of which is set forth at Schedule 4.13.

     “Employee Plans” shall have the meaning set forth in Section 4.14.
     “Encumbrance” means (i) any mortgage, deed of trust, pledge, lien, security interest, hypothecation, charge, claim, reservation, condition, easement, right of way, covenant, lease, sublease, right of occupancy, encroachment, title defect, imposition, tenancy, option, mineral rights agreement, or any other exception to title any Acquired Asset, whether land, tangible or intangible personal property or any interest therein, including any community property interest, equitable interest, option, right of first refusal, adverse claim, or any restriction on use, disposition, transfer, right to income, or exercise of any other attribute of ownership, and (ii) the interest of any vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such Acquired Asset.
     “Environmental Laws” shall mean all Laws concerning (a) public health and safety relating to toxic or Hazardous Substances or (b) pollution or protection of the environment or natural resources.
     “Equipment” shall mean all machinery, presses, equipment, boilers, heating and cooling systems, racking systems, fork lifts, trailers, motorized vehicles, production, material handling, communication and testing machinery and equipment, molds, dies, machine tools, mechanical and electrical parts, repair parts, tools, office equipment, computer hardware and accessories, instruments, controls, mechanical and electrical systems, and telephone systems.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the rules and regulations issued pursuant to that Act.
     “Escrow Account” shall mean the “Escrow Account”, as that term shall be defined in the Escrow Agreement.
     “Escrow Agent” shall mean an Escrow Agent mutually agreeable to the parties that will administer the Escrow Account in accordance with the Escrow Agreement.
     “Escrow Agreement” shall mean the Escrow Agreement among the Escrow Agent, Buyer and Seller, to be executed by Buyer and Seller prior to Closing in a mutually acceptable form.
     “Excluded Assets” shall have the meaning set forth in Section 2.2.
     “Excluded Business” shall mean Seller’s and Seller Guarantor’s printed circuit board manufacturing business.
     “Excluded Liability” or “Excluded Liabilities” shall have the meaning set forth in Section 2.3(b).

     “Final Determination Date” shall have the meaning set forth in Section 2.8(c).
     “GAAP” shall mean generally accepted accounting principals of the United States of America, as consistently applied by Seller with respect to the Business in the Ordinary Course.
     “Governing Documents” shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter, certificate of partnership, partnership agreement or similar document adopted or filed in connection with the creation, formation or organization of any other entity; and (c) any amendment or supplement to any of the foregoing.
     “Governmental Authorizations” shall mean any consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement, including, without limitation, environmental permits.
     “Governmental Entity” shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
     “Hazardous Substance” shall mean any substance that is regulated by a Governmental Entity and is defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances.”
     “Holdback Amount” shall have the meaning set forth in Section 2.4.
     “Income Statement” shall have the meaning set forth in Section 4.3.
     “Indemnified Party” shall have the meaning set forth in Section 8.4.
     “Indemnifying Party” shall have the meaning set forth in Section 8.4.
     “Insolvent” shall have the meaning set forth in Section 4.22 and Section 5.6, as the context requires.
     “Intellectual Property” shall mean patents, inventions, trade secrets, processes, copyrights, trademarks, service marks, trade names, logos, designs, screens, film, art and artwork libraries, packaging, trade secrets, confidential business information, research, marketing, technical know-how, technical data, licenses and license rights, formulas, compositions, manufacturing or production processes, designs, drawings, patterns, computer software and related documentation and source codes, all business application software, UPC codes, and all translations, adaptations, derivations, and combinations thereof, all license agreements, rights of use, applications, registrations, and renewals in connection therewith and all rights to royalties or other payments with respect thereto or arising therefrom.
     “Inventory” or “Inventories” shall mean all inventories, raw materials, work in process, finished goods, supplies (including office supplies), spare parts, packaging materials, samples and other tangible personal property exclusively of the Business, whether held at a location controlled by Seller, Seller’s Affiliates, independent contractors or suppliers or their Affiliates, contractors or suppliers, in storage, in customs, or in transit, that would be included within the category “inventory” in the “current assets” section of the balance sheet of the Business prepared as of the Closing Date in accordance with GAAP.
     “Knowledge” or “Known” or other similar terms evidencing awareness on the part of Seller shall mean the actual knowledge of Mikel Williams, currently employed by Seller Guarantor as its Chief Executive Officer, Brad Tesch, currently employed by Seller Guarantor as its Chief Operations Officer or David Lane, currently employed by Seller as its Vice President — Operations.
     “Law” or “Laws” shall mean any constitutional provision, statute, ordinance or other law, rule or regulation of any Governmental Entity.
     “Leases” shall mean collectively the leases related to the Real Property.
     “Lease Assignment and Assumption” shall have the meaning set forth in Section 2.7(a)(v).
     “Legal Requirements” shall mean any federal, provincial, state, local, municipal, foreign, international, multinational or other administrative order, constitution, Law, ordinance, principle of common law, regulation, statute or treaty applicable to the Business.
     “Liability” or “Liabilities” shall mean with respect to any Person, any liability or obligation of such Person, whether absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
     “License Agreement” shall have the meaning set forth in Section 2.7(a)(vi).
     “Licenses” shall have the meaning set forth in Section 4.12.
     “Logos” shall have the meaning set forth in Section 2.2(f).
     “Longmont Facility” shall mean Seller’s manufacturing facility located at 2120 Miller Drive, Suite A, Longmont, Colorado.

     “Material Contracts” shall have the meaning set forth in Section 4.15.
     “Mirrored Shared Contracts” shall have the meaning set forth in Section 6.11(c).
     “Names” shall have the meaning set forth in Section 2.2(f).
     “Net Assets Statement” shall have the meaning set forth in Section 4.3(a).
     “Net Working Capital” shall have the meaning set forth in Section 2.8(c).
     “Non-Competition Agreement” shall have the meaning set forth in Section 2.7(a)(x).
     “Non-Defaulting Party” shall have the meaning set forth in Section 9.3.
     “Notice of Adjustment” shall have the meaning set forth in Section 2.8(a).
     “Objection Notice” shall have the meaning set forth in Section 2.8(b).
     “Ordinary Course of Business” or “Ordinary Course” shall mean actions taken in the ordinary course of the Business that are consistent with past practice in the day-to-day operation of the Business.
     “Overpayment” shall have the meaning set forth in Section 2.8(c).
     “Payee Party” shall have the meaning set forth in Section 6.11(c).
     “Payor Party” shall have the meaning set forth in Section 6.11(c).
     “Permitted Encumbrance” means (i) any Encumbrance for Taxes that are either not yet due and payable or are being contested; (ii) mechanic’s, materialmen’s, workmen’s, warehousemen’s and other similar Encumbrances incurred in the Ordinary Course of Business with respect to obligations which are not past due or which are being contested; (iii) such liens, imperfections of title, easements on real property or leasehold estates, and other Encumbrances to title to the Real Property in existence as of the Effective Date; (iv) Encumbrances arising in the Ordinary Course of Business pursuant to Assumed Contracts; (v) Encumbrances set forth in the written terms of Assumed Contracts; and (vi) zoning, entitlement, conservation restriction and other land use and environmental regulations imposed by Governmental Entities or pursuant to Legal Requirements upon the use or ownership of the Acquired Assets; provided, however, that no Encumbrance that will exist at any time after the Effective Time arising from or with respect to an Excluded Liability shall be a Permitted Encumbrance.
     “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, or other entity.

     “Prepayments” means all credits, prepaid royalties, prepaid expenses, rental payments, deferred charges, advance payments, security deposits, funds advanced to customers and prepaid items exclusively relating to, or exclusively arising out of, the Business, the Acquired Assets, the Assumed Liabilities, the Assumed Contracts, the Real Property or the Leases that would be reflected in the balance sheet of the Business prepared as of the Closing Date in accordance with GAAP within the category “prepayments and other current assets” in the “current assets” section of such balance sheet.
     “Proposed Closing Net Assets Statement” shall have the meaning set forth in Section 2.8(a).
     “Purchase Price” shall have the meaning set forth in Section 2.4.
     “Real Property” shall mean the real property located at 2150 Commerce Drive, San Jose, California, and the property located at 2120 Miller Drive, Suite A, Longmont, Colorado.
     “Required Consents” shall having the meaning set forth in Section 6.10.
     “Retained Names and Marks” shall have the meaning set forth in Section 2.2(f).
     “San Jose Facility” shall mean Seller’s manufacturing facility located at 2150 Commerce Drive, San Jose, California.
     “Seller” shall have the meaning set forth in the Preamble.
     “Seller Guarantor” shall have the meaning set forth in the Preamble.
     “Seller Indemnitees” shall have the meaning set forth in Section 8.3.
     “Seller Losses” shall have the meaning set forth in Section 8.4.
     “Seller Obligations” shall have the meaning set forth in Section 10.10(a).
     “Settlement Agreement” shall have the meaning set forth in Section 2.8(b).
     “Shared Contracts” shall mean Contracts between Seller and any of its Affiliates, on the one hand, and one or more third parties, on the other hand, that directly benefit both the Business and any other businesses conducted by Seller or its Affiliates, all of which are set forth on Schedule 4.15 of the Disclosure Schedules.
     “Shared Contractual Liabilities” shall means Liabilities arising out of Shared Contracts.
     “Statement Date” shall have the meaning set forth in Section 4.3.

     “Supply Agreement” shall have the meaning set forth in Section 2.7(a)(ix).
     “Tax” or “Taxes” shall mean any and all taxes imposed or required to be collected by any federal, state or local taxing authority under any statute or regulation, including all income, gross receipts, sales, use, personal property, occupancy, business occupation, mercantile, ad valorem, transfer, license, withholding, payroll, employment, excise, real estate, environmental, capital stock, franchise, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalties and other additions thereto.
     “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Threatened” shall mean, as to Seller, that Seller has Knowledge that a demand or statement has been made, or that notice has been given, to Seller (whether written, oral or electronic) that an Action is threatened, being considered or may be commenced against the Business or Seller (with respect to the Business).
     “Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
     “Transition Services Agreement” shall have the meaning set forth in Section 2.7(a)(iv).
     “Thirty-Day Period” shall have the meaning set forth in Section 2.8(b).
     “Underpayment” shall have the meaning set forth in Section 2.8(c).
     “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, Pub. L. 100-379, as amended from time to time.
ARTICLE 2
PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES
     2.1 Acquired Assets
          Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the date set forth in the applicable bill of sale, Seller shall, except to the extent excluded by Section 2.2, sell, transfer, assign, and deliver to Buyer, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s right, title, and interest in and to the following assets and property of the Business (all such assets and property shall herein be referred to collectively as the “Acquired Assets”):

          (a) Accounts Receivable. All Accounts Receivable (Exhibit 2.1(a) sets forth the Accounts Receivable as of June 30, 2006);
          (b) Inventories. All Inventories (Exhibit 2.1(b) sets forth the Inventories as of June 30, 2006);
          (c) Prepayments. All Prepayments (Exhibit 2.1(c) sets forth the Prepayments as of June 30, 2006);
          (d) Other Tangible Personal Property. All furniture, fixtures, leasehold improvements, Equipment, and other tangible personal property other than Inventory used exclusively in the Business, wherever located, including without limitation all such property located at the Real Property or held by Employees (such as Seller-owned laptop computers, PDA’s and the like), including those assets set forth on Exhibit 2.1(d) (which reflects such assets as of June 30, 2006), but excluding Customer Assets, landlord-owned assets, employee-owned assets and assets used in connection with the Excluded Business;
          (e) Contracts. All material Contracts and Leases exclusively related to the Business, including those Contracts listed on Exhibit 2.1(e), and all benefits and liabilities arising therefrom (the “Assumed Contracts”);
          (f) Intangible Personal Property and Goodwill. The Business, the goodwill of the Business, all licenses, permits, vendor or customer numbers or codes, all other rights, permissions and identifications of every kind or nature and all other intangible personal property related exclusively to the Business (other than cash, cash equivalents, Accounts Receivable, Prepayments and inter-company obligations), including all such assets that would be reflected in the balance sheet of the Business prepared as of the Closing Date in accordance with GAAP;
          (g) Intellectual Property. All Intellectual Property described on Exhibit 2.1(g) and any and all Intellectual Property rights arising after the Effective Time from Assumed Contracts;
          (h) Documents. All bills of lading, documents of title, documents required to clear customs, and shipping and storage documentation, and all other documents and instruments or every kind and nature evidencing or establishing ownership, title, right to payment or any other rights to any of the Acquired Assets or the location, status, condition or any requirements for claiming any of the Acquired Assets, in each case in the possession or control of Seller on the date hereof;
          (i) Certain Rights. All guarantees, warranties, indemnities and similar rights exclusively with respect to, or exclusively covering, any of the Acquired Assets and all rights of Seller to possession and use of Customer Assets, landlord-owned assets located at the Real Property, personal property leased from third-parties and used by Seller exclusively in the Business;
          (j) Marketing Materials and Records. (i) All marketing and advertising materials used exclusively in the Business, including, without limitation, all customer and referral information, customer lists, prospect lists, contact lists, advertising and promotional arrangements, forms, labels, shipping materials, brochures, artwork, photographs, brochures, sales and promotional materials and other such items and (ii) all books, records, data and other documents related exclusively to the Business, the Acquired Assets, the Assumed Contracts, the Assumed Liabilities, the Real Property or the Leases, in each case in the possession or control of Seller, including, without limitation, research and development reports, production reports, manufacturing reports, equipment logs, operating guides and manuals, manuals, engineering data, designs, drawings, blueprints, plans, specifications, supplier lists, parts lists, engineering data, computer media, software and software documentation, correspondence, environmental compliance records, purchase and sales records, accounting records and backup, accounts payable, accounts receivables, journals, personnel records and payroll records of all Accepting Employees, purchasing and sales records, and other materials, information and data whether written or in electronic or computer media; and
          (k) Government Authorizations. To the extent transferable, or subject to reissue, the Governmental Authorizations held by Seller exclusively for the benefit of the Business.
     2.2 Excluded Assets
     Notwithstanding any provision of Section 2.1 to the contrary, the following assets and property of Seller shall not be transferred to Buyer pursuant to this Agreement (collectively, the “Excluded Assets”):
          (a) Cash. All cash or cash equivalents, securities and negotiable instruments of Seller on hand, in lock boxes, in financial institutions or elsewhere, including, without limitation, all cash residing in any collateral cash account securing any obligation or contingent obligation of Seller or any Affiliate of Seller;
          (b) Inter-Company Receivables. All Accounts Receivable of the Business that are payable by Seller or any Affiliate of Seller;
          (c) Insurance Proceeds. All rights under and to Seller insurance policies, benefits and proceeds;
          (d) Certain Overpayments. All rights to any overpayment of tariffs or import duties made on or prior to the Closing Date with respect to the Business;

          (e) Certain Personnel Records. All personnel and other records that Seller is required by Law to retain in its possession (provided that to the extent consistent with Law copies relating to the Employees shall be provided to Buyer);
          (f) Certain Intellectual Property and Related Materials. All of the Intellectual Property and other intangible rights and property owned by or licensed to Seller or any of its Affiliates other than Intellectual Property described in Section 2.1(g), including, without limitation, all names, marks, trade names, trademarks, service names and service marks (collectively “Names”) set forth on Exhibit 2.2(f) together with all variations thereof and all symbols or logos (collectively, “Logos”) incorporating such Names and all registered and unregistered trademarks, service marks, domain names, trade names, trade dress, corporate names and other identifiers of source containing, incorporating any of the foregoing (the “Retained Names and Marks”) and all packaging, labeling, and other materials and supplies that would not be readily usable by Buyer because they bear Retained Names and Marks;
          (g) Employment Contracts. All contracts, agreements, or plans relating to employment, employees or employment benefits and all Employee Plans;
          (h) Assets of Other Businesses Units. All assets of the Excluded Business and all other assets of Seller or any other Affiliate or business unit of Seller Guarantor other than the Acquired Assets;
          (i) Corporate Records. The company seal, minute books, charter documents, stock or equity record books and such other books and records as pertain to the organization, existence or capitalization of Seller, as well as any other records or materials relating to Seller generally and not involving or related to the Acquired Assets or the operations of the Business;
          (j) Rights Under this Agreement. All rights of Seller and Affiliates of Seller under this Agreement and the Ancillary Agreements; and
          (k) Certain Listed Assets. All assets listed in the attached Exhibit 2.2(k).
     All of the Excluded Assets shall be and remain solely the property and assets of Seller, and Buyer shall acquire no title or interest in any Excluded Asset.
     2.3 Liabilities
          (a) Assumed Liabilities. On the Closing Date and effective as of the Effective Time, Buyer shall, except to the extent excluded pursuant to Section 2.3(b), assume and agree to discharge the Liabilities of the Business (“Assumed Liabilities”), including:

          (i) Current Liabilities. All Current Liabilities; provided, however, that the aggregate amount of Current Liabilities assumed under this Section 2.3(a)(i), including the amount of Current Liabilities assumed pursuant to Section 2.3(a)(iii), shall not exceed the aggregate amount reflected under “current liabilities” on the Closing Net Assets Statement;
          (ii) Post-Closing Liabilities. All Liabilities arising from the conduct of the Business after the Effective Time, including, without limitation, Liabilities arising or accruing after the Effective Time with respect to any of the Assumed Contracts, the Acquired Assets, or any Environmental Law;
          (iii) Liabilities Under Assumed Contracts. All Liabilities that arise under any of the Assumed Contracts;
          (iv) Warranty Claims. Subject to Section 2.3(b)(vii), all Liabilities for product warranty service claims relating to products of the Business; and
          (v) Labor Liabilities. All Liabilities (including, without limitation, termination and severance costs) (A) arising out of, or relating to, the WARN Act or California Labor Code Sections 1400-1408 due to or arising from actions or omissions of Buyer, including, without limitation, Buyer’s failure to offer employment to a number of the Employees that is sufficient to avoid triggering a “mass layoff” or “plant closing” under such Laws, (B) for workers’ compensation allocated to Buyer pursuant to Section 3.7, (C) for COBRA allocated to Buyer pursuant to Section 3.7, and (D) for commissions payable to Accepting Employees after the Effective Time (including any commissions accrued for as of the Effective Time).
          (b) Excluded Liabilities. Seller shall retain full responsibility and liability for the following Liabilities (“Excluded Liabilities”) and Buyer shall have no responsibility, liability, or obligation with respect to any such Liability:
          (i) Certain Labor Liabilities. All Liabilities of Seller arising out of, or relating to, the WARN Act, California Labor Code Sections 1400-1408, or any other labor or employment Law other than due to or arising from actions or omissions of Buyer;
          (ii) Taxes, Import Duties, Etc. All Liabilities of Seller (or any Affiliate of Seller) for Taxes, tariffs and import duties that accrue prior to the Effective Time, other than Taxes to be paid by Buyer pursuant to Section 2.9;
          (iii) Inter-Company Liabilities. All Liabilities of the Business arising prior to the Effective Time that are payable to Seller or its Affiliates;

          (iv) Employee Liabilities. All Liabilities of the Business with respect to Employees who are not Accepting Employees (other than the Labor Liabilities assumed by Buyer under Section 2.3(a)(v)) and all Liabilities with respect to Accepting Employees (other than Current Liabilities for commissions which shall be Assumed Liabilities) including Liabilities that arise prior to the Effective Time and Liabilities under contracts, agreements, or plans relating to employment, such employees or employment benefits that were effective prior to the Effective Time, Liabilities for workers’ compensation allocated to Seller pursuant to Section 3.7 and Liabilities for COBRA benefits allocated to Seller pursuant to Section 3.7;
          (v) Product Liability Claims. All product liability claims arising with respect to an item sold by the Business prior to the Effective Time;
          (vi) Liabilities under Employee Plans. All Liabilities arising under or with respect to any Employee Plan;
          (vii) Certain Warranty Claims. Liabilities for product warranty service claims relating to products of the Business sold prior to the Effective Date that arise within 12 months of the Closing Date in excess of US$25,000; provided, however, that the Liabilities excluded pursuant to this Section 2.3(b)(vii) shall in no event exceed US$250,000; and
          (viii) Liabilities Not Reflected on the Closing Net Assets Statement. All Liabilities that arose or accrued before the Effective Time that are not reflected on the Closing Net Assets Statement; provided, however, that no post-closing Liabilities assumed by Buyer pursuant to Section 2.3(a)(ii), no Liabilities under Assumed Contracts assumed by Buyer pursuant to Section 2.3(a)(iii), no warranty claims assumed by Buyer pursuant to Section 2.3(a)(iv) and no Labor Liabilities assumed by Buyer pursuant to Section 2.3(a)(v) shall be Excluded Liabilities.
     All of the Excluded Liabilities shall be and remain the sole responsibility, liability, and obligation of Seller, and Buyer shall have no responsibility or liability for any Excluded Liability.
     2.4 Purchase Price
     The aggregate purchase price for the Acquired Assets (the “Purchase Price”) shall be US$12,000,000, payable at Closing, plus the assumption of Assumed Liabilities. The purchase price shall be paid at Closing by the delivery of US$11,500,000 to Seller (the “Closing Payment”) and US$500,000 to the Escrow Account (“Holdback Amount”). The Purchase Price shall be subject to adjustment as provided in Section 2.8.

     2.5 Allocation of Purchase Price
     Prior to Closing, the parties shall agree in good faith, and in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, to an allocation of the Purchase Price (including the Assumed Liabilities) among the Assets (by category with respect to assets not subject to sales and use tax and by asset with respect to assets subject to sales and use tax). The parties agree that a purchase price of US$500,000 shall be allocated to the Non-Competition Agreement. Within twenty (20) days following the settlement of any post-Closing adjustments pursuant to Section 2.8, the parties shall negotiate in good faith and allocate any such adjustments among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. After the Closing, the parties shall make consistent use of the allocation agreed upon pursuant to this Section 2.5 for all purposes (including financial accounting and Tax purposes) and in all filings, declarations, and reports to State Agencies or the Internal Revenue Service in respect thereof, including the reports required to be filed under Section 1060 of the Code and the Treasury Regulations promulgated thereunder.
     2.6 Closing
     The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Paul, Hastings, Jonfsky & Walker, LLP in Costa Mesa, California on the fifth (5th) Business Day following the date on which the conditions to the obligations of the parties specified in Sections 7.1 and 7.2 shall have been satisfied or waived or at such other date, time, or place as the parties may agree in writing. Subject to the provisions of ARTICLE 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. The date and time that the Closing actually takes place is referred to as the “Closing Date.”
     2.7 Closing Obligations
          (a) At the Closing, Seller will deliver:
          (i) a certificate executed by Seller as required by Section 7.2(d);
          (ii) a bill of sale for all of the Assets in the form of Exhibit 2.7(a)(ii) (the “Bill of Sale”) duly executed by Seller;
          (iii) assignment and assumption agreements for the Assumed Contracts substantially in the form of Exhibit 2.7(a)(iii) (the “Assignment and Assumption Agreement”);

          (iv) a transition services agreement in a form mutually acceptable to Buyer and Seller (the “Transition Services Agreement”), duly executed by Seller;
          (v) an assignment of leases (“Lease Assignment and Assumption”) in a form mutually acceptable to Buyer and Seller, duly executed by Seller;
          (vi) an intellectual property license agreement in a form mutually acceptable to Buyer and Seller (the “License Agreement”), duly executed by Seller;
          (vii) the Required Consents listed at Exhibit 6.10 in a form mutually acceptable to Buyer and Seller, duly executed by all of the parties whose consent is required;
          (viii) updated Disclosure Schedules, if necessary, delivered by Seller, in such form and substance as is reasonably acceptable to Buyer in good faith;
          (ix) a supply agreement in a form mutually acceptable to Buyer and Seller (the “Supply Agreement”), duly executed by Seller;
          (x) a non-competition agreement in the form of Exhibit 2.7(a)(x) (the “Non-Competition Agreement”), duly executed by Seller;
          (xi) the Escrow Agreement duly executed by Seller; and
          (xii) such additional documents as are reasonably required by a Buyer pursuant to Section 6.8.
          (b) At the Closing, Buyer will deliver:
          (i) the Closing Payment in immediately available funds to such account as may be specified by Seller in writing prior to the Closing;
          (ii) the Holdback Amount in immediately available funds to the Escrow Account;
          (iii) all sales, use, and transfer Taxes payable pursuant to Section 2.9, if any, in immediately available funds to the Escrow Account or a resale certificate or other certificate or certificates establishing that no such taxes are payable;

          (iv) certificates executed by each Buyer as required by Section 7.1(d);
          (v) the Bill of Sale duly executed by Buyer;
          (vi) the Assignment and Assumption Agreement duly executed by Buyer;
          (vii) the Transition Services Agreement duly executed by Buyer;
          (viii) the Assignment and Assumption of Leases duly executed by Buyer;
          (ix) the License Agreement duly executed by Buyer;
          (x) the Supply Agreement duly executed by Buyer;
          (xi) the Escrow Agreement duly executed by Buyer; and
          (xii) such additional documents as are reasonably required by Seller pursuant to Section 6.8.
     2.8 Post-Closing Adjustment
          (a) Closing Balance Sheet and Proposed Closing Net Assets Statement. As promptly as practicable following the Closing Date (but in no event later than thirty (30) Business Days after the Closing Date), Seller shall complete preparation of (i) an unaudited closing balance sheet for the Business immediately prior to the Effective Time (the “Closing Balance Sheet”) prepared through full and consistent application of the conventions and procedures detailed in Section 4.3(d), and (ii) a net asset statement in substantially the same form as the Net Assets Statement detailing the Acquired Assets and Assumed Liabilities derived from the Closing Balance Sheet (the “Proposed Closing Net Assets Statement”), prepared through full and consistent application of the conventions and procedures detailed in Section 4.3(b). The Proposed Closing Net Assets Statement shall be supported by schedules detailing each account in reasonably full detail. Upon completion of the Proposed Closing Net Assets Statement, Seller shall promptly deliver the same to Buyer with a notice setting forth its proposed adjustment to the Purchase Price, if any (the “Notice of Adjustment”). During the preparation of and after the completion of the Proposed Closing Net Assets Statement until the Final Determination Date, Seller shall provide Buyer and its advisors with timely access to the work papers, trial balances and similar materials used in connection with the preparation of the Proposed Closing Net Assets Statement.
          (b) Determination of Closing Net Assets Statement. Following receipt of the Notice of Adjustment, Buyer shall have thirty (30) Business Days (the “Thirty-Day

Period”) to review the Closing Balance Sheet, the Proposed Closing Net Assets Statement and the Notice of Adjustment. At or before the end of the Thirty-Day Period, Buyer will either (A) accept the Proposed Closing Net Assets Statement in its entirety or (B) deliver to Seller a written notice (the “Objection Notice”) containing a reasonably detailed written explanation of those items in the Proposed Closing Net Assets Statement which Buyer disputes, in which case the items identified by Buyer shall be deemed to be in dispute. If Buyer delivers the Objection Notice in a timely manner, then, within ten (10) Business Days from the end of the Thirty-Day Period the parties and, if desired, their accountants, will attempt to resolve in good faith any disputed items and reach a written agreement (the “Settlement Agreement”) determining the final Closing Balance Sheet and Closing Net Assets Statement. Failing such resolution, the unresolved disputed items will promptly be referred for final binding resolution to a nationally recognized auditing firm other than any auditor of a Buyer or Seller, reasonably acceptable to Buyer and Seller, each acting in good faith (the “Accountant”), the fees and expenses of which shall be borne equally by Buyer on the one hand, and Seller, on the other hand and in such case the Closing Balance Sheet and Closing Net Assets Statement will be as determined by the Accountant. Such determination (the “Accountant’s Determination”) shall be (A) in writing, (B) prepared through full and consistent application of the conventions and procedures set forth in Section 4.3(b) and 4.3(d), as applicable, (C) furnished to Buyer and Seller as soon as practicable after the items in dispute have been referred to the Accountant, and (D) non-appealable and incontestable by Buyer, Seller and each of their respective Affiliates and successors and not subject to collateral attack for any reason. The Closing Balance Sheet and Closing Net Assets Statement, however finally determined, shall contain supporting schedules fully detailing each balance sheet account.
          (c) Payment of Post-Closing Adjustment. If the Net Working Capital as reflected on the Closing Net Assets Statement is greater than US$7,400,000, the aggregate amount of such excess shall be referred to herein as the “Underpayment”. If the Net Working Capital as reflected on the Closing Net Assets Statement is less than US$7,400,000, the aggregate amount of such deficiencies shall be referred to herein as the “Overpayment”. If there is an Underpayment, then Buyer shall pay the amount of the Underpayment to Seller by wire transfer of immediately available funds at the direction of Seller, within ten (10) Business Days following the Final Determination Date. If there is an Overpayment, then Seller shall pay the amount of the Overpayment to Buyer by wire transfer of immediately available funds at the direction of Buyer, within ten (10) Business Days following the Final Determination Date.
          (d) Definitions. “Net Working Capital” shall mean the total current Acquired Assets minus the total current Assumed Liabilities. “Final Determination Date” shall mean the earliest to occur of (A) the 31st Business Day following the receipt by Buyer of the Notice of Adjustment if Buyer shall have failed to deliver the Objection Notice to Seller within the Thirty-Day Period, (B) the date on which either Buyer or Seller gives the other a written notice to the effect that such party has no objection to the other party’s determination of the Closing Net Assets Statement, (C) the date on which Buyer and Seller execute and deliver a Settlement Agreement or (D) the date as of which Buyer and Seller shall have received the Accountant’s Determination. “Closing Net Assets Statement” shall mean (A) the Proposed Closing Net Assets Statement if agreed by Buyer within the Thirty-Day Period, (B) the Proposed Closing Net Assets Statement if Buyer shall have failed to deliver the Objection Notice to Seller within the Thirty-Day Period, (C) a closing net assets statement agreed to between the parties in writing, (D) a closing net assets statement provided for in a Settlement Agreement or (E) the closing net assets statement provided for in the Accountant’s Determination.
     2.9 Sale, Use, Transfer Taxes and Fees
     Buyer shall be responsible for paying at Closing any transfer, sales, use, and similar Taxes or customs duties imposed by reason of the transfer of the Acquired Assets and the Assumed Liabilities provided hereunder.
ARTICLE 3
EMPLOYMENT
     3.1 Employees
     Buyer will give many of those employees of the Business listed on Schedule 4.13 of the Disclosure Schedules the opportunity to become employees of Buyer on the Closing Date. Those employees who accept an offer of employment from Buyer will be referred to herein as “Accepting Employees.” With regard to matters occurring after the Closing, Buyer assumes, to the extent permitted by applicable Legal Requirements, all of the immigration related rights, obligations and liabilities of Seller with respect to Accepting Employees who are foreign Employees in nonimmigrant status.
     3.2 No Plant Closing
     Buyer will neither engage in, within ninety (90) days after the Closing Date, a “plant closing,” “relocation,” “lay off,” “mass layoff,” or “termination” or cause any “employment loss” (as such terms are defined in the WARN Act or Sections 1400-1408 of the California Labor Code) with respect to the Business nor engage in any workforce reductions that, taken with any such reductions by Seller prior to Closing, would constitute an “employment loss,” “plant closing,” “relocation,” “lay off,” “mass layoff,” or “termination.”

     3.3 Non-Solicitation of Employees
     Except as contemplated by this Agreement or as provided in Section 3.1, for a period of two (2) years from the Closing Date, Buyer will not, and will not permit any of its Affiliates to, solicit, offer to employ or retain the services of, or otherwise interfere with the relationship of Seller with any Person employed by or otherwise engaged to perform services for Seller in connection with its ongoing operations, unless such Employee (i) resigns voluntarily (without any solicitation from or on behalf of a Buyer or any of its Affiliates) or (ii) is terminated by Seller or any of its Affiliates. For a period of two (2) years from the Closing Date, each Seller will not, and will not permit any of its Affiliates to, solicit, offer to employ or retain the services of, or otherwise interfere with the relationship of Buyer with any Person employed by or otherwise engaged to perform services for Buyer in connection with its ongoing operations including the operation of the Business unless such Employee (i) resigns voluntarily (without any solicitation from or on behalf of a Buyer or any of its Affiliates) or (ii) is terminated by Seller or any of its Affiliates. Notwithstanding the foregoing, however, nothing in this Section shall be construed to prohibit Buyer or Seller or any of their Affiliates from circulating general advertisements for employment in the geographic region of Seller or Buyer and of hiring persons in response to such advertisements.
     3.4 Equitable Relief
     The covenants contained in Section 3.3 relate to matters that are of a special, unique, and extraordinary character and a violation of any of the terms of Section 3.3 will cause irreparable injury, the amount of which will be impossible to estimate or determine and for which there is no adequate remedy at law. Therefore, the party whose rights have been violated (whether a Buyer or a Seller) will be entitled to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction in the event of any breach of Section 3.3, and each party hereto hereby consents to the granting by such court of an injunction or other equitable relief, without the necessity of posting a bond, in order that the breach or threatened breach of such provisions may be effectively restrained. The rights and remedies provided by Section 3.3 are cumulative and in addition to any other rights and remedies which Seller may have hereunder.
     3.5 No Right of Employment
     Nothing in this ARTICLE 3 shall be construed as conferring on any Employee a right to employment with Buyer. Nothing herein shall restrict Buyer in the exercise of its independent business judgment, as to the terms and conditions under which it may agree continue to employ any Employee, the duration of any such employment, the basis on which such employment is terminated or the compensation or benefits provided to any such Employee.

     3.6 Welfare and Fringe Benefit Plans
     Immediately from and after the Closing Date, Buyer shall make available to all Accepting Employees such employee benefit plans, programs, policies and arrangements as are generally made available to Buyer’s and Buyer Guarantor’s employees other than the Accepting Employees. For purposes of such benefit plans, programs, policies and arrangements, Buyer shall recognize the prior service of such employees with Seller for purposes of eligibility, vesting and benefit accruals thereunder and in the case of employee health plans, Buyer shall recognize prior payments of deductible amounts paid while such employee was employed by Seller, during the health plan year in which the Effective Time occurred.
     3.7 Workers’ Compensation and Health Benefits
     From and after the Closing Date, Seller shall remain solely responsible for any and all liabilities to or in respect of any Employee, including any Accepting Employee, (i) for workers’ compensation benefits arising in connection with any injury or disease occurring or existing prior to the Effective Time; (ii) for plan benefits arising under any of Seller’s Employee Plans, (iii) for maintaining COBRA continuation coverage for Accepting Employees (and their eligible dependents) whose COBRA qualifying event occurred before the Effective Time or in connection with the Closing of the Transactions, and (iv) for maintaining COBRA continuation coverage for non-Accepting Employees (and their eligible dependents). Buyer shall be and become solely responsible for any and all liabilities in respect of any Accepting Employee (i) for workers’ compensation benefits arising in connection with any injury or disease occurring on or after the Effective Time, (ii) for plan benefits arising under any of Buyer’s Employee Plans, (iii) for maintaining COBRA continuation coverage for Accepting Employees (and their eligible dependents whose COBRA qualifying event occurred after the Effective Time. The term “COBRA” refers to the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 to 608.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Buyer that the following statements set forth in this ARTICLE 4 are true and correct.
     4.1 Organization and Good Standing
     Seller Guarantor is a Delaware corporation and Seller is a Delaware corporation, each duly organized, validly existing and in good standing under the Laws of their respective states of organization, with full corporate power and authority to own or lease its properties and to conduct its business as currently conducted. Seller is qualified to do business and is in good standing in each other jurisdiction in which either the operation of the Business, requires such qualification, except where the failure to be so qualified would not have a Business Material Adverse Effect.
     4.2 Authority; No Conflict
          (a) This Agreement constitutes the legal, valid, and binding obligation of each of Seller and Seller Guarantor, enforceable against Seller and Seller Guarantor in accordance with its terms. Each of Seller and Seller Guarantor has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. Each of Seller and Seller Guarantor has all necessary authority and power to enter into this Agreement and to carry out the Transactions. The execution, delivery and performance by Seller and Seller Guarantor of this Agreement and the consummation of the Transactions have been duly authorized by all necessary action of Seller and Seller Guarantor, as applicable, and no other action on the part of Seller is required in connection therewith.
          (b) The execution, delivery and performance by each of Seller and Seller Guarantor of this Agreement do not, and the performance by Seller and Seller Guarantor of the Transactions will not:
          (i) violate any provision of the Governing Documents of Seller or Seller Guarantor;
          (ii) except as otherwise provided in this Agreement, as set forth in Schedule 4.2 of the Disclosure Schedules or as may be required by any Bulk Sales Laws, violate any Laws applicable to Seller or Seller Guarantor or require Seller or Seller Guarantor to obtain any approval or consent, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, except for those violations that would not have a Business Material Adverse Effect; or
          (iii) except as set forth in Schedule 4.2 of the Disclosure Schedules, result in a violation or breach of any Material Contract, except for those violations that would not have a Business Material Adverse Effect.
     4.3 Financial Statements
          (a) Attached as Schedule 4.3 of the Disclosure Schedules is (i) a unaudited statement of net assets of the Business (the “Net Assets Statement”), dated as of June 30, 2006 (the “Statement Date”), (ii) a statement of income and balance sheet of the Business for the twelve month period ended December 31, 2005, (iii) statements of income and a balance sheet for the three month periods ending March 31, 2006 and June

30, 2006, and (iv) a statement of income and a balance sheet for the one month period ending on the Statement Date (collectively the “Income Statements”).
          (b) Except as set forth in Schedule 4.3(b) of the Disclosure Schedules, the Net Assets Statement (i) was prepared in accordance with the books of account and other financial records of Seller, (ii) presents fairly in all material respects the financial condition of the Business as of the date thereof (except that it excludes the Excluded Assets and Excluded Liabilities) and (iii) has been prepared in accordance with GAAP.
          (c) Except as set forth in Schedule 4.3(b) of the Disclosure Schedules, the Income Statements fairly present in all material respects the results of operations of the Business for the periods referred to in such income statements, in accordance with GAAP, except that the income statements (other than the December 31, 2005 statement) are subject to normal year-end adjustments.
          (d) The Closing Balance Sheet will (i) be prepared in accordance with the books of account and other financial records of Seller, (ii) present fairly in all material respects the financial condition of the Business as of the Closing Date and (iii) be prepared in accordance with GAAP, except as set forth in Schedule 4.3(b).
     4.4 Licenses and Permits
     To the Knowledge of Seller, all filings have been made with Governmental Entities and all permits, registrations, licenses, franchises, certifications and other approvals have been obtained that are necessary to conduct and operate the Business on the Closing Date as currently conducted or operated except where failure to do so would not have a Business Material Adverse Effect. To the extent permitted by Law, except as set forth on Schedule 4.4 of the Disclosure Schedules, all such permits, registrations, licenses, franchises, certifications and other approvals will be transferred to Buyer as part of the Acquired Assets pursuant to Section 2.1(d).
     4.5 Title; Encumbrances
     Except as set forth on Schedule 4.5 of the Disclosure Schedules, Seller owns all of the Acquired Assets reflected on its books as owned by it free and clear of all Encumbrances except Permitted Encumbrances. In addition, all Permitted Encumbrances Known to Seller are set forth on Schedule 4.5 of the Disclosure Schedules. Subject to Section 6.10, at Closing, Seller will convey, transfer, and deliver, or cause to be conveyed, transferred, and delivered, good and marketable title to all of the Acquired Assets to Buyer free and clear of all Encumbrances other than Permitted Encumbrances.
     4.6 Sufficiency of Assets
     The Acquired Assets include all of the assets, Contracts and properties of the Business that are necessary for the conduct of the Business after the Closing in the same manner as conducted by Seller prior to the Closing in all material respects, except (a) as set forth on Schedule 4.6 of the Disclosure Schedules, (b) to the extent services are provided through the Ancillary Agreements, (c) with respect to the Retained Names and Marks and (d) with respect to Shared Contracts,.
     4.7 Real Property; Tangible Personal Property
          (a) Seller does not own any real property relating to the Business. Except as set forth on Schedule 4.7 of the Disclosure Schedules, Seller is the tenant under Leases to the Real Property. Assuming the due authorization, execution and delivery by the other parties thereto, the Leases are valid, binding and in full force and effect. To the Knowledge of Seller, no default or breach has occurred under any Lease which has not been cured, and no event has occurred which, with the passage of time or giving of notice or both, would constitute a breach or default thereunder by Seller. There are (i) no subleases or subtenants of the Real Property leased by Seller pursuant to the Leases, and (ii) no tenants holding over at any of the Real Property leased by Seller pursuant to the Lease.
          (b) To the Knowledge of Seller, (i) except as reserved for in the Net Assets Statement, the Inventory held for sale that is part of the Acquired Assets is in good merchantable condition, suitable for the purposes intended and does not consist of, in any material amount, items that are obsolete, damaged, defective or slow-moving, the Inventory consisting of components and parts held for assembly into Inventory to be held for sale that is part of the Acquired Assets is suitable for the purposes intended and does not consist of, in any material amount, items that are obsolete, damaged or defective and the Inventory that is held for Seller’s own consumption or use, such as supplies, spare parts for Equipment, and the like, does not consist of, in any material amount, items that are obsolete, damaged, or defective, and (ii) the Equipment and other tangible personal property other than Inventory that is a part of the Acquired Assets is in good repair and good operating condition, ordinary wear and tear excepted.
          (c) The book value of the property, plant and equipment reflected on the Net Assets Statement (exclusive of depreciation accrued since May 31, 2006) is US$3,781,578. There will be no reduction in the aggregate net book value of the property plant and equipment reflected on the Net Assets Statement (using consistent accounting and valuation principles) between the Statement Date and the Effective Time in excess of US$25,000, exclusive of depreciation.
     4.8 Accounts Receivable; Prepayments
          (a) Except to the extent, if any, reserved for on the Net Assets Statement and, to the Knowledge of Seller, all Accounts Receivable that become Acquired Assets shall represent valid, enforceable obligations arising from sales actually made or services actually performed in the Ordinary Course of Business and to the Knowledge of Seller

such Accounts Receivable shall not be subject to any valid defenses, counterclaims, or any setoffs or recoupments other than warranty claims arising in the Ordinary Course of Business or Assumed Liabilities.
          (b) To the Knowledge of Seller, all Prepayments shall be valid and enforceable and shall not be subject to any valid defenses, counterclaims, or any setoffs or recoupments other than warranty claims arising in the Ordinary Course of Business or Assumed Liabilities.
     4.9 No Undisclosed Liabilities
     Except as set forth on Schedule 4.9 of the Disclosure Schedules, to the Knowledge of Seller, there are no material Liabilities of the Business other than (a) Liabilities or obligations reflected or reserved against in the Net Assets Statement, (b) Liabilities incurred in the Ordinary Course of Business since the Statement Date as reflected on the Closing Balance Sheet, (c) Excluded Liabilities, or (d) Liabilities arising in the Ordinary Course of Business pursuant to Assumed Contracts of a nature not required to be reflected on a balance sheet prepared in accordance with GAAP.
     4.10 Absence of Material Adverse Effect
     To the Knowledge of Seller, since the Statement Date, there has not occurred any Business Material Adverse Effect.
     4.11 Environmental Matters
          (a) Seller has conducted the Business in all material respects in accordance with applicable Environmental Laws, except for such failures as would not have a Business Material Adverse Effect. All environmental permits, licenses, approvals, consents, orders, authorizations, clearances, and covenants material to the operation of the Business are in full force and effect, and Seller is in material compliance therewith. Except as set forth in Schedule 4.11 of the Disclosure Schedules, to the Knowledge of Seller, any handling, transportation, storage, treatment, or use of Hazardous Substances that has occurred on the Real Property prior to the Effective Time has been in compliance with all applicable Environmental Laws. Except as set forth in Schedule 4.11 of the Disclosure Schedules, Seller has not received from any Governmental Entity any written request for information, notices of claim, demand letters or other notification that it is or may be potentially responsible with respect to any investigation or clean-up of Hazardous Substances on or relating to the Real Property, nor has any such action, to the Knowledge of Seller, been Threatened. Except as set forth in Schedule 4.11 of the Disclosure Schedules, to the Knowledge of Seller, there has not been any contamination by a Hazardous Substance of the Real Property or any facilities used for or in connection with the Business during any period in which Seller owned, leased, operated, managed or occupied the Real Property. To the Knowledge of Seller, there was no contamination by a Hazardous Substance at the Real Property prior to the date of commencement of any period in which Seller owned, leased, operated, managed or occupied the Real Property. To the Knowledge of Seller, there have been no actions, activities, circumstances, conditions, events, or incidents that could reasonably be expected to form the basis of any claim against Seller under any Environmental Laws.
          (b) Seller has delivered, or caused to be delivered, to Buyer true and complete copies of, all environmental site assessments, test results, analytical data, boring logs, and other environmental reports and studies relating to the Business or the Real Property and Known to Seller conducted by, at the expense of, or on behalf of Seller.
     4.12 Intellectual Property
          (a) To the Knowledge of Seller, the Intellectual Property, as used in the Business has not infringed and does not infringe upon the rights of any third party.
          (b) Schedule 4.12(b) of the Disclosure Schedules contains a complete and accurate list of all licenses (other than standard software licenses) or similar agreements or arrangements providing for payment of royalties with respect to Intellectual Property related exclusively to the Business (collectively, the “Licenses”) to which Seller is a party.
          (c) Schedule 4.12(c) of the Disclosure Schedules contains a complete and accurate list of all licenses (other than standard software licenses) or similar agreements or arrangements with respect to Intellectual Property that are necessary for the conduct of the Business in the same manner as conducted by Seller prior to the Closing in all material respects that are not part of the Acquired Assets.
     4.13 Labor and Employment
     The Business is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of Seller, attempting to represent any employees of the Business. Since the Statement Date, there has not occurred or, to the Knowledge of Seller, been Threatened, any material strike, slowdown, picketing, work stoppage or other similar labor activity. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending, or to the Knowledge of Seller, Threatened. Schedule 4.13 of the Disclosure Schedules sets forth, as of the date set out in the Schedule, the names and titles of each Employee as well as their compensation, sick and vacation leave benefits, accrued sick and vacation leave, date of hire and severance benefits.

     4.14 Employee Plans
          (a) Schedule 4.14 of the Disclosure Schedules sets forth a true and complete list and each health insurance plan, health plan, bonus plan, incentive plan, deferred compensation plan, severance plan, termination plan, retention plan, change of control plan, stock option plan, stock appreciation right plan, stock purchase plan, phantom stock plan, equity-based plan, performance plan, vacation or paid holiday plan, personal leave plan, sick leave plan, employee discount plan, educational benefit plan, or any other employee or retiree fringe benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any Employee or former employee (or the beneficiaries or dependents of any such Employee or former employee) of the Business that is or has been maintained or established by Seller or any other trade or business, whether or not incorporated, which, together with Seller, is or would have been at any date of determination occurring within the preceding six (6) years treated as a single employer under section 414 of the Code, or to which Seller contributes or is or has been obligated or required to contribute or with respect to which Seller or the Business may have any liability or obligation, whether or not subject to ERISA, and including without limitation each “employee welfare benefit plan,” “employee pension benefit plan” and “employee benefit plan,” as such terms are defined in Sections 3(1), 3(2) and 3(3) of ERISA, (all of the foregoing being herein collectively referred to as “Employee Plans”). Seller has made correct and complete copies of all such Employee Plans available to Buyer for review.
          (b) No Employee Plan is subject to section 412 of the Code or Section 302 or Title IV of ERISA. No liability has been or is expected to be incurred by Seller or the Business (either directly or indirectly, including as a result of an indemnification obligation) under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to Employee Benefit Plans that could, following the Closing Date, become or remain a liability of the Business or become a liability of Buyer or of any Employee Benefit Plan established or contributed to by Buyer and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to the Business or, following the Closing Date, Buyer.
          (c) No Lien exists or can reasonably be expected to exist, and no tax has been imposed or can reasonably be expected to be imposed, with respect to any Employee Plan. No Employee Plan is a “multi-employer plan” within the meaning of section 4001(a)(3) of ERISA or is a “ multiple employer plan” within the meaning of section 4063 or 4064 of ERISA.

     4.15 Contracts
          (a) Schedule 4.15 of the Disclosure Schedules contains a complete, accurate and clearly labeled list of each of the following:
          (i) With respect to Employees with annual base compensation equal to or in excess of US$100,000, all employment contracts, severance, change in control or similar arrangements that will result in any obligation (absolute or contingent) of Seller to make any payment to the foregoing as a result of the Transactions or as a result of termination of employment;
          (ii) All material Assumed Contracts of the Business;
          (iii) All Assumed Contracts containing covenants limiting the freedom of the Business to engage in any line of business or compete with any Person;
          (iv) All Assumed Contracts to which Seller, on the one hand, and any Affiliates, on the other hand, are parties or by which they are bound that relate to the Business;
          (v) All Contracts, agreements, instruments, obligations, promises or undertakings with vendors, suppliers or customers that are material to the Business that are not Assumed Contracts; and
          (vi) All Shared Contracts.
          (b) To the Knowledge of Seller, all Assumed Contracts are in full force and effect, are valid and binding and are enforceable in accordance with their terms in favor of Seller. Other than current Liabilities incurred in the Ordinary Course of Business since the Statement Date or Excluded Liabilities, to the Knowledge of Seller, there are no Liabilities of the Business arising from any breach or default of any provision of any Assumed Contract that are not reflected in the Net Assets Statement, nor, to the Knowledge of Seller, has any Action asserting such a liability been Threatened. To the Knowledge of Seller, no event has occurred that, with the passage of time or the giving of notice or both, would constitute a material breach or default of any Assumed Contract.
          (c) To the Knowledge of Seller, Seller has fulfilled all material obligations required pursuant to each Assumed Contract to have been performed by Seller prior to the date hereof and, to the Knowledge of Seller, there are no such obligations with respect to which there is a material risk that Seller will fail to perform its obligations in substantial compliance with any material requirement of the Contract.

     4.16 Taxes
          (a) Seller has filed or caused to be filed all Tax Returns required to have been filed with respect to the Business. All such Tax Returns were true, correct and complete. All Taxes owed by Seller or its Affiliates in respect of the Business (whether or not shown on any Tax Return) have been paid. Seller is not currently the beneficiary of any extension of time within which to file any such Tax Return. There are no liens or other encumbrances on the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.
          (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party with respect to the Business. All state sales taxes required to have been paid with respect to the Business have been timely paid, except with respect to any state sales taxes required to be paid as a result of the Transactions.
          (c) There is no dispute, audit, investigation, proceeding or claim concerning any Liability with respect to Taxes in respect of the Business either (i) claimed or raised by any authority in writing or (ii) to the Knowledge of Seller, Threatened based upon any contact between such authority and Seller. There are no waivers or agreements with respect to any statute of limitations relating to Taxes or agreed to any extension of time with respect to an assessment or deficiency of such Taxes.
     4.17 Compliance with Laws
     The operation, conduct and ownership of the property or business of the Business is being conducted in compliance with all Laws and all judgments and orders of any Governmental Entity applicable to it, except for those violations that would not, individually or in the aggregate, have a Business Material Adverse Effect.
     4.18 Litigation
     Except as set forth in Schedule 4.18 of the Disclosure Schedules, Seller is not subject to any pending or, to the Knowledge of Seller, Threatened product liability claim, or other tort, contract or equitable claim arising with respect to the Business. Except as set forth in Schedule 4.18 of the Disclosure Schedules, there are no tort, contract, or other legal or equitable Actions pending or, to the Knowledge of Seller, Threatened against Seller that, if determined adversely to Seller, would have a Business Material Adverse Effect. Except as set forth in Schedule 4.18 of the Disclosure Schedules, Seller is not subject to any decree, judgment, order, Law or regulation of any court or other Governmental Entity which could reasonably be expected to have a Business Material Adverse Effect.

     4.19 Brokers
     No agent, broker, person, or firm acting on behalf of a Seller or any Affiliate of Seller is, or will be, entitled to any commission or broker’s or finder’s fee from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the Transactions.
     4.20 Insurance
     Except for workers’ compensation and medical insurance claims arising in the Ordinary Course of Business, there are no material claims pending or, to the Knowledge of Seller, Threatened, under any policies of insurance in respect of the Business. Seller has not been refused any insurance or subject to non-standard coverage exclusions with respect to the Business by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five years. The premiums, limits of liability, retention amounts on the property and casualty, general liability, and products liability coverage for the Business are set forth in Schedule 4.20 of the Disclosure Schedules.
     4.21 Warranty Claims
     To the Knowledge of Seller, except (a) for Excluded Liabilities, (b) to the extent, if any, reserved for on the Net Assets Statement or (c) as otherwise set forth on Schedule 4.21 of the Disclosure Schedules, (i) there are no material warranty claims, individually or in aggregate, pending or, Threatened against Seller and (ii) there is no basis for any such claim.
     4.22 Solvency
     Seller, separately, and Seller and its Affiliates, on a combined basis, are not Insolvent now, they will not be Insolvent on the Closing Date, and they will not be rendered Insolvent or left with an unreasonably small capital as a result of the Transactions. As used herein the term “Insolvent” shall mean (i) that the sum of the debts and other Liabilities of Seller separately, or Seller and its Affiliates on a combined basis, exceeds the present fair saleable value of the assets of Seller, or Seller and its Affiliates on a combined basis, or (ii) that Seller separately, or Seller and its Affiliates on a combined basis, are unable to pay their debts as they become due.
     4.23 Knowledge
     Such material information regarding the Business and its assets, liabilities and operations that would customarily be made available to senior executive officers of businesses similar to the Business has been made available to at least one of the individuals listed in the definition of “Knowledge” above. The individuals listed in the definition of “Knowledge” above have exercised ordinary care to make the representations and warranties contained in this ARTICLE 4, as modified by the Disclosure Schedules, complete and accurate as written.
     4.24 NO FURTHER REPRESENTATIONS AND WARRANTIES
     EXCEPT AS SET FORTH IN THIS ARTICLE 4 AND THE DISCLOSURE SCHEDULES, THE BUSINESS, INCLUDING THE ACQUIRED ASSETS, IS BEING SOLD ON AN “AS IS”, “WHERE IS” BASIS AS OF THE CLOSING AND IN ITS CONDITION AS OF CLOSING WITH “ALL FAULTS” AND, NONE OF SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ANY OF THE ACQUIRED ASSETS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE BUSINESS BY BUYER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY SELLER OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller that:
     5.1 Organization
     Buyer Guarantor is a Delaware limited liability company and Buyer is a Delaware limited liability company, each duly organized, validly existing and in good standing under the Laws of their respective states of organization, with full corporate power and authority to own or lease its properties and to conduct its business as currently conducted. Buyer is qualified to do business and is in good standing in each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Buyer.
     5.2 Authority of Buyer; No Conflict
          (a) This Agreement constitutes the legal, valid and binding obligation of each of Buyer and Buyer Guarantor, enforceable in accordance with its terms. Each of Buyer and Buyer Guarantor has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and perform its obligations under this Agreement. Each of Buyer and Buyer Guarantor has all necessary authority and power to enter into this Agreement and to carry out the Transactions. The execution, delivery and performance by each of Buyer and Buyer Guarantor of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action and no other action on the part of Buyer or Buyer Guarantor, as applicable, is required in connection therewith.
          (b) The execution, delivery and performance by each of Buyer and Buyer Guarantor of this Agreement does not, and the performance by such Buyer of the Transactions will not:
          (i) violate any provision of the Governing Documents of Buyer or Buyer Guarantor, as applicable;
          (ii) violate any Laws applicable to Buyer or Buyer Guarantor, as applicable or require such party to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; or
          (iii) result in a violation or any breach of any material agreement, contract, instrument, obligation, promise or undertaking (whether written or oral) that is legally binding and to which Buyer or Buyer Guarantor, as applicable, is a party or is bound.
     5.3 Sufficient Funds
     Buyer has and will have funds sufficient to satisfy the sums due at Closing as set forth in this Agreement and to comply with Buyer’s obligations under this Agreement and the Ancillary Agreements to which it is a party.
     5.4 Consideration
     After reasonable inquiry, review and diligence, each Buyer and its respective governing body has determined that the consideration paid (including the assumption of the Assumed Liabilities) for the Acquired Assets is fair, reasonable, adequate and was determined on an arm’s length basis.
     5.5 Brokers
     No agent, broker, person or firm acting on behalf of Buyer or any Affiliate of Buyer is, or will be, entitled to any commission or broker’s or finder’s fee from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the Transactions.

     5.6 Solvency
     Buyer, separately, and Buyer its Affiliates, on a combined basis, are not Insolvent now, they will not be Insolvent on the Closing Date, and they will not be rendered Insolvent or left with an unreasonably small capital as a result of the Transactions. As used herein the term “Insolvent” shall mean (i) that the sum of the debts and other Liabilities of Buyer separately, or Buyer and its Affiliates on a combined basis, exceeds the present fair saleable value of the assets of Buyer, or Buyer and its Affiliates on a combined basis, or (ii) that Buyer separately, or Buyer and its Affiliates on a combined basis, are unable to pay their debts as they become due.
     5.7 Independent Investigation; Seller’s Representations
     Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was done by Buyer and its Affiliates and representatives. Buyer acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Business for such purpose. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or its representatives (except the specific representations and warranties of Seller set forth in ARTICLE 4 and the Disclosure Schedules). Buyer hereby agrees and acknowledges that other than the representations and warranties made in ARTICLE 4 and the Disclosure Schedules, none of Seller, its Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Acquired Assets or the Business including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by Buyer after the Closing in any manner other than as used and operated by Seller or (iii) the probable success or profitability of the Business after the Closing.
     5.8 No Further Representations And Warranties
     SELLER ACKNOWLEDGES AND AGREES THAT THE TRANSACTIONS SHALL BE WITHOUT REPRESENTATION OR WARRANTY BY BUYER, EXPRESS OR IMPLIED, EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 5. SELLER ACKNOWLEDGES THAT IN ENTERING INTO THIS AGREEMENT, AND CONSUMMATING THE TRANSACTIONS CONTEMPLATED HEREBY, IT IS RELYING SOLELY ON ITS OWN INDEPENDENT INVESTIGATION, EVALUATION AND BUSINESS JUDGMENT.

ARTICLE 6
COVENANTS, ACKNOWLEDGEMENTS AND AGREEMENTS
     6.1 Conduct of Business
     From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by Buyer in writing (which consent will not unreasonably be withheld, delayed or conditioned), Seller will carry on the Business in the Ordinary Course. Without limiting the generality of the foregoing and except as so permitted, required or contemplated by this Agreement, Seller will not permit the Business to pay or commit to pay any salary, wages, vacation pay, sick pay, bonuses or other compensation except in the Ordinary Course of Business or as set forth in Schedule 6.1 of the Disclosure Schedules. Seller will not Knowingly accumulate un-discharged or unsatisfied warranty claims relating to the Business prior to the Effective Time; rather warranty claims relating to the Business received by Seller before the Closing Date will be discharged and satisfied by Seller consistent with Seller’s past practice in the Ordinary Course of Business.
     6.2 No Encumbrances
     So long as this Agreement remains in effect, Seller shall use its commercially reasonable efforts to cause the Business not to sell, transfer or otherwise dispose of, create any Encumbrance (other than a Permitted Encumbrance) upon, or transfer any interest in, any tangible asset of the Business, other than in the Ordinary Course of Business.
     6.3 Third Party Confidential Information
     Buyer acknowledges that as part of the acquisition of the Acquired Assets and assumption of the Assumed Liabilities, Buyer will receive certain third party confidential information that Seller holds as part of the Business. Buyer acknowledges and agrees that it will keep such information confidential and will not disclose such information to anyone other than its attorneys and advisors assisting Buyer in the Transactions, except to the extent Seller could have disclosed such information in accordance with the terms of any applicable non-disclosure agreement between Seller and such third party, copies of which Seller delivered, or caused to be delivered, to Buyer.
     6.4 Pre-Closing Access and Information
     From the date hereof until Closing, Seller will, and will cause its representatives to, give Buyer and Buyer’s representatives reasonable access during normal business hours to, and make available documents, records, work papers and information with respect to, the properties, assets, books, contracts, commitments, reports and records relating to the Business, as Buyer shall from time to time reasonably request. In addition, Seller will permit Buyer and its representatives reasonable access to such personnel of the

Business during normal business hours and upon reasonable notice as may be reasonably necessary or useful to Buyer in its review of the properties, assets and business affairs of the Business and the above-mentioned documents, records and information. Seller shall provide Buyer a statement of income and a balance sheet of the Business for each interim, one month period ending between the Statement Date and the Closing Date as soon as such statements become available.
     6.5 Retention of Records; Post-Closing Assistance
     After the Closing Date, Buyer shall retain for a period of no less than six years those material records of Seller delivered to Buyer as part of the Acquired Assets. Buyer shall also provide Seller and its representatives reasonable access to such records as well as to Buyer’s employees and representatives (including interviewing Buyer’s employees and participation of such employees in litigation or other third party claims including depositions, preparing and executing declarations, participating at trial and any other reasonably related matters) during normal business hours and on at least three days’ prior written notice, to enable Seller to prepare financial statements or Tax returns or to act with respect to Tax audits, to prosecute or defend third party claims or litigation as well as for any other reason reasonably related to this Agreement; provided, however, that Seller shall reimburse Buyer’s reasonable out of pocket expenses related thereto, including reimbursement for the reasonable cost to Buyer of the time of its employees. After the Closing Date, Seller shall use reasonable efforts to retain, or cause to be retained, for a period of no less than six years material records relating to the Business not included in the Acquired Assets and shall provide, or cause to be provided to, Buyer and its representatives from time to time, notice of the location and the reasonable access to such records. Furthermore, in the event necessary pursuant to legal proceedings brought against or by the Business, Seller shall not unreasonably withhold from Buyer copies of, or upon reasonable assurances as to the return of such document, originals, of records relating to the Business not included in the Acquired Assets.
     6.6 Use of Business Names by Buyer
     Buyer acknowledges that Seller and its Affiliates have the absolute and exclusive proprietary right to all Retained Names and Marks and to all Logos incorporating the Retained Names and Marks. All rights of Seller and its Affiliates to the same and the goodwill represented thereby and pertaining thereto are being retained by Seller. Buyer agrees that it will not use any of the Retained Names and Marks or any similar Names or Logos incorporating any such Retained Names and Marks in any manner, including in connection with the sale of any products or services or otherwise in the conduct of the Business.

     6.7 Efforts to Close
     Each of Seller and Buyer agrees to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the Transactions. Seller and Buyer shall each use all reasonable good faith efforts to fulfill the conditions set forth in ARTICLE 7 over which they have control or influence and to complete the Transactions.
     6.8 Further Assurances
     The parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents and (c) do such other acts and things, all as any other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transactions. If at any time after the Closing Date, any further action is reasonably necessary to carry out the intent of this Agreement, the parties shall each take or cause to be taken all such necessary or appropriate actions as may be reasonably requested to complete or perfect the Transactions, including (i) the execution and delivery of further instruments and supplemental or additional documents, (ii) the re-execution of documents delivered at Closing, and (iii) any other reasonable actions as are necessary or reasonably appropriate to fully carry out and consummate the Transactions or to correct errors or omissions, if any, in any document delivered at Closing.
     6.9 Bulk Sales Law Compliance
     Buyer and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (specifically the California Uniform Commercial Code and any similar Law) (“Bulk Sales Laws”), to the extent applicable, in connection with transfer of the Acquired Assets and Assumed Liabilities as contemplated by this Agreement.
     6.10 Required Consents
     Notwithstanding anything else in this Agreement to the contrary, this Agreement shall not constitute an assignment, license, sublicense, lease, sublease, conveyance or transfer any of Action, Asset, Contract or any claim or right or any benefit arising thereunder or resulting therefrom as to which consent or approval to assignment, license, sublicense, lease, sublease, conveyance or transfer thereof or amendment thereof (including consents and approvals of Governmental Entities) is required but has not been obtained. The material Assumed Contracts and Leases that require consent along with the names of the parties whose consent is required are listed on Exhibit 6.10 (“Required

Consents”). Buyer shall cooperate with and reasonably assist Seller in obtaining the Required Consents of the parties whose consent is required.
     6.11 Shared Contracts
          (a) With respect to Shared Contractual Liabilities pursuant to, under or relating to a given Shared Contract, such Shared Contractual Liabilities shall, unless otherwise allocated pursuant to this Agreement or an Ancillary Agreement, be allocated between Seller, on the one hand, and Buyer, on the other hand, based on the relative proportions of total benefits under the Shared Contract that reasonably can be expected to be received (measured from the date of allocation over the remaining term of the Shared Contract) by Seller, on the one hand, and Buyer, on the other hand. Notwithstanding the foregoing, Seller and Buyer shall be responsible for any and all Liabilities arising out of or resulting from their (or their respective Affiliates’) breach of the relevant Shared Contract to which this Section 6.11 otherwise pertains.
          (b) The parties have determined that it is advisable that the Shared Contracts set forth in Schedule 6.11(b) of the Disclosure Schedules (“Mirrored Shared Contracts”) be separated into separate Contracts between the appropriate third party and either Seller with respect to the business of Seller and its Affiliates other than the Business or Buyer with respect to Business. Seller shall hereafter use commercially reasonable efforts to cause the Mirrored Shared Contracts to be replaced with separate Contracts, preferably effective as of the Closing, that (i) have substantially the same terms as the Mirrored Shared Contracts being replaced and (ii) provide that Buyer shall receive such rights and obligations under a replacement Contract as are substantially similar to those Contract rights and obligations utilized in the Business; provided, however, that Seller gives no assurances that any such replacement Contracts will be obtained. The parties shall cooperate and provide each other with reasonable assistance in effecting such separation of the Mirrored Shared Contracts prior to the Closing and for a period of six months following the Closing (with no obligation on the part of any party to pay any costs or fees with respect to such assistance). Prior to the Closing, Seller shall have the principal right and obligation to negotiate the separation of Mirrored Shared Contracts with third party vendors, and Buyer shall participate directly in such negotiations and have the right to approve the replacement Contract to which Buyer will be a party after separation. From and after the Closing and for a period of six months following the Closing, Buyer shall have the principal right and obligation to negotiate the separation of Mirrored Shared Contracts with third party vendors, and Seller shall participate directly in such negotiations and have the right to approve the Contract to which Seller will be a party after separation. Buyer shall bear 100% of the costs of the third party vendors’ fees or other charges arising from or related to the separation of the Mirrored Shared Contracts from and after the date the Closing until the six-month anniversary of the Closing Date.

          (c) If the parties are not able to effect the separation of a Mirrored Shared Contract effective as of the Closing, then, until any such Mirrored Shared Contract is separated, to the extent permissible under Law and under the terms of such Mirrored Shared Contract, each of the parties shall (i) assume and perform the Liabilities and obligations under such Mirrored Shared Contract relating to its respective business or that of its Affiliates (and shall promptly reimburse the other parties for any expenses relating thereto incurred by any other party or its Affiliates), allocated in accordance with Section 6.11(a), (ii) hold in trust for the benefit of the other parties, and shall promptly forward to the other parties, any monies or other benefits received pursuant to such Mirrored Shared Contract relating to the respective businesses of the other parties (or their respective Affiliates) and (iii) endeavor to institute alternative arrangements intended to put the parties in substantially the same economic and operational position as if such Mirrored Shared Contract were separated; provided, however, that, if the parties are not able to effect the separation of any Mirrored Shared Contract within six months after the Closing, then Seller shall have no further obligation to Buyer or its Affiliates with respect thereto and may freely terminate such Mirrored Shared Contract; and provided, further, that any amounts owed by one Party (the “Payor Party”) to the other Party (the “Payee Party”) pursuant to Section 6.11(c)(i) may be satisfied at the Payor Party’s option by setting off such amounts against any amounts owed to it from the Payee Party pursuant to Section 6.11(c)(i).
     6.12 Ancillary Agreements
     From and after the date hereof, Seller and Buyer shall negotiate and agree to the form and substance of commercially reasonable Ancillary Agreements, except the Non-Competition Agreement the form of which is attached hereto as Exhibit 2.7(a)(x). Such negotiations shall be conducted diligently and in good faith and shall be concluded no later than the earlier of the Closing Date or August 30, 2006.
ARTICLE 7
CLOSING CONDITIONS
     7.1 Conditions to Obligation of Seller
     The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (except to the extent waived by Seller):
          (a) (i) the representations and warranties of Buyer contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the date of this Agreement and as of the Closing and (B) that are qualified as to “materiality” shall be true and correct as of the date of this Agreement and as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by Buyer on or before the Closing shall have been complied with in all material respects;
          (b) Buyer shall have performed and complied in all material respects with all of its covenants hereunder through the Closing;
          (c) no Action shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the Transactions or (ii) cause any of the Transactions to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);
          (d) Buyer shall have delivered to Seller a certificate in a form mutually acceptable to Buyer and Seller to the effect that each of the conditions specified above in Section 7.1(a)-(c) is satisfied in all material respects, with such certificate reflecting the condition in Section 7.1(c) being to Buyer’s knowledge;
          (e) Buyer shall have delivered or caused to be delivered by wire transfer of immediately available funds the Closing Payment to an account designated by Seller in writing, the Holdback Amount to the Escrow Account, and all sales, use and transfer Taxes as required by Section 2.9 to the Escrow Account;
          (f) Buyer shall have delivered to Seller an appropriate resale certificate in relation to the inventory and other products being acquired pursuant to this Agreement for resale;
          (g) The Required Consents shall have been received by the parties, each duly executed by the applicable counterparties thereto.
          (h) Seller and Buyer shall have mutually agreed to, and duly executed and delivered, each of the Ancillary Agreements; and
          (i) all other deliveries required by Section 2.7(b) shall have been made.
     7.2 Conditions to Obligation of Buyer
     The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (except to the extent waived by Buyer):
          (a) (i) the representations and warranties of Seller contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the date of this Agreement and as of the Closing and (B) that are qualified as to “materiality” shall be true and correct as of the date of this Agreement and as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects;
          (b) Seller shall have performed and complied in all material respects with all of its covenants hereunder through the Closing;
          (c) no Action shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the Transactions or (ii) cause any of the Transactions to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);
          (d) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7.2(a)-(c) is satisfied in all material respects, with such certificate reflecting the condition in Section 7.2(c) being to Seller’s Knowledge;
          (e) Seller and Buyer shall have mutually agreed to, and duly executed and delivered, each of the Ancillary Agreements; and
          (f) The Required Consents shall have been received by the parties, each duly executed by the applicable counterparties thereto.
          (g) all deliveries required by Section 2.7(a) shall have been made.
ARTICLE 8
INDEMNIFICATION AND ESCROW
     8.1 Survival
     Subject to Section 8.5, all representations, warranties, covenants and obligations in this Agreement will survive the Closing.
     8.2 Indemnification by Seller
     From and after the Closing, Seller shall indemnify and hold harmless Buyer and each of its Affiliates and the directors, officers, employees, attorneys, agents, representatives, successors and assigns of Buyer and its Affiliates (collectively with

Buyer, “Buyer Indemnitees”) in respect of any and all actual claims, disputes, losses, damages, liabilities, penalties, interest, costs and expenses (including any actual and reasonable attorney, accountant and consultant fees and other expenses, including any such actual and reasonable expenses incurred in connection with investigating, defending against or settling any such claims or disputes, but excluding any liabilities, losses, damages, costs or expenses that are punitive, in the nature of lost profits or are otherwise not actual liabilities, losses, damages, costs or expenses; provided, however, that nothing herein will be construed to exclude any losses, liabilities, claims or expenses that are actual losses, liabilities, claims or expenses arising from third party claims regardless of the nature of payment) reasonably incurred by Buyer Indemnitees (“Buyer Losses”), in connection with, or resulting from, each and all of the following:
          (a) Any breach by Seller of any representation or warranty set forth in ARTICLE 4 of this Agreement;
          (b) Any breach of any covenant, agreement or obligation of Seller contained in this Agreement;
          (c) Any noncompliance by Seller with any Bulk Sales Laws applicable to the Transactions;
          (d) Any Excluded Liabilities; or
          (e) The operation of Seller’s business, or any act or omission of Seller, after the Closing Date.
     Notwithstanding any other provision of this Agreement, the remedies provided for in this ARTICLE 8 shall constitute each Buyer’s sole and exclusive remedy for any claims made in connection with this Agreement or Buyer Losses, except for the actual fraud of Seller.
     8.3 Indemnification by Buyer
     From and after the Closing, each Buyer shall jointly and severally indemnify and hold harmless Seller and each of Seller’s Affiliates and the officers, directors, employees, attorneys, agents, representatives, successors and assigns of Seller and its Affiliates (collectively, “Seller Indemnitees”) in respect of any and all actual claims, losses, damages, liabilities, penalties, interest, costs and expenses (including any actual reasonable attorney, accountant and consultant fees and other expenses, including any such actual and reasonable expenses incurred in connection with investigating, defending against or settling any such claims but excluding any liabilities, losses, damages, costs or expenses that are punitive, are in the nature of lost profits or are otherwise not actual liabilities, losses, damages, costs or expenses; provided, however, that nothing herein will be construed to exclude any losses, liabilities, claims or expenses that are actual losses, liabilities, claims or expenses arising from third party claims regardless of the nature of the payment) reasonably incurred by Seller Indemnitees (“Seller Losses”), in connection with, or resulting from, each and all of the following:
          (a) Any breach by Buyer of any representation or warranty set forth in ARTICLE 5 of this Agreement;
          (b) Any breach of any covenant, agreement or obligation of Buyer contained in this Agreement;
          (c) The operation or ownership of the Business or the Acquired Assets, or any act or omission of Buyer, after the Closing Date;
          (d) The failure of Buyer to pay any sales, use or transfer Taxes as required by Section 2.9; and
          (e) The Assumed Liabilities.
     Notwithstanding any other provisions in this Agreement, the remedies provided for in this ARTICLE 8 shall constitute Seller’s sole and exclusive remedy for any claims made in connection with this Agreement or Seller Losses, except for the actual fraud of Buyer.
     8.4 Claims for Indemnification
     Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly notify the party obligated to provide indemnification (the “Indemnifying Party”) in writing of the claim and, when known, the facts constituting the basis for such claim, provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation hereunder to the extent such failure does not prejudice the Indemnifying Party (it being agreed that the inability to defend a claim which gives rise to any obligation to pay any monetary amount of any kind shall be considered to prejudice such Indemnifying Party). In the event of any claim or demand asserted against the Indemnified Party by a third party upon which the Indemnified Party may claim indemnification, the Indemnifying Party shall give written notice to the Indemnified Party within thirty (30) days after receipt of notice of such indemnification claim from the Indemnified Party indicating whether the Indemnifying Party intends to assume the defense of such claim or demand. Notwithstanding such assumption, the Indemnified Party shall have the right to participate in such defense, by written notice given to the Indemnifying Party within thirty (30) days from the date of the Indemnifying Party’s notice, provided that such participation shall be at the expense of the Indemnified Party unless there is a conflict of interest between the Indemnified Party and the Indemnifying Party or different defenses are available to the Indemnified Party, in which case the cost of such participation

(including attorneys fees for counsel selected by the Indemnified Party) shall be reimbursed by the Indemnifying Party. If the Indemnifying Party assumes the defense and the Indemnified Party does not participate, the Indemnifying Party shall have the right fully to control and to settle the Action. If the Indemnified Party elects to participate in such defense, the parties shall cooperate in the defense of the Action, and shall not settle the same without the consent of each, which consent shall not be unreasonably withheld. If the Indemnifying Party elects not to assume the defense, the Indemnified Party shall have the right to do so (at the expense of the Indemnifying Party), and may settle the same without the consent of the Indemnifying Party.
     8.5 Limitations on Indemnification
          (a) Notwithstanding any other provision of this Agreement, the right of an Indemnified Party to indemnification under Sections 8.2(a), 8.2(b), 8.3(a) and 8.3(b) shall be subject to the following provisions:
          (i) No indemnification by Seller shall be payable pursuant to Section 8.2(a) unless the total of all claims for indemnification pursuant to such Section 8.2(a) shall collectively exceed US$100,000 in the aggregate and no indemnification by Buyer shall be payable pursuant to Section 8.3(a) unless the total of all claims for indemnification pursuant to such Section 8.3(a) shall exceed US$100,000 in the aggregate, whereupon only the amount of such claims in excess of the foregoing threshold amount shall be recoverable in accordance with the terms hereof;
          (ii) No claim for indemnification shall be made pursuant to Sections 8.2(a), 8.2(b), 8.3(a), or 8.3(b) after the first anniversary of the Closing Date, except claims arising pursuant to Sections 4.1, 4.2, 4.5, 4.11, 5.1 and 5.2.
          (b) All amounts to which an Indemnified Party may be entitled pursuant to the provisions of Sections 8.2 and 8.3 shall be net of (i) any insurance coverage of the Indemnified Party (whether or not actually paid) with respect thereto, (ii) any tax benefits realized or realizable by the Indemnified Party and (iii) net of any setoff, including any indemnification claim the Indemnifying Party has against the Indemnified Party without regard to whether the indemnification claim being set off is less than the minimum amount required by Section 8.5(a)(i).
          (c) Notwithstanding the provisions of this Section 8.5 to the effect that certain obligations of an Indemnifying Party’s shall expire at specified times set forth herein, such obligations shall continue (i) as to any matter as to which a claim is submitted in writing to the Indemnifying Party prior to such specified time and identified as a claim for indemnification pursuant to this Agreement and (ii) as to any matter that is based upon fraud by the Indemnifying Party, until such time as such claims and matters are discovered and resolved.

          (d) Notwithstanding any provision to the contrary herein, claims based upon the fraud of any party to this Agreement shall not be limited by this ARTICLE 8 or any other provision of this Agreement.
     8.6 Escrow Account
          (a) Prior to the Closing, the parties shall enter into an Escrow Agreement with the Escrow Agent. Pursuant to the terms of the Escrow Agreement, at the Closing, Buyer will deposit the Holdback Amount in the Escrow Account in lieu of paying such portion of the Purchase Price to Seller in accordance with Section 2.4. The Holdback Amount shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof and shall be available for the purpose of securing the indemnification obligations of the Seller set forth in ARTICLE 8 and the Escrow Agreement.
          (b) If (i) Seller shall not have objected to the amount claimed by Buyer for indemnification with respect to any Buyer Loss in accordance with the procedures set forth in the Escrow Agreement or (ii) Seller shall have delivered notice of its disagreement as to the amount of any indemnification requested by Buyer and either (A) Seller and Buyer shall have, subsequent to the giving of such notice, mutually agreed that Seller is obligated to indemnify the applicable Buyer Indemnitees for a specified amount and shall have so jointly notified the Escrow Agent or (B) a final award of arbitrators in accordance with Section 10.5 shall have been rendered by the court having jurisdiction over the matters relating to such claim by Buyer for indemnification from Sellers and the Escrow Agent shall have received, in the case of clause (A) above, written instructions from Seller and Buyer or, in the case of clause (B) above, a copy of the final award of arbitrators in accordance with Section 10.5, the Escrow Agent shall deliver to Buyer from the Escrow Account any amount determined to be owed to Buyer under Section 2.8 or to the applicable Buyer Indemnitee under this ARTICLE 8 in accordance with the Escrow Agreement. Should the amount to be delivered exceed the remaining balance of the Holdback Amount, then the Escrow Agent shall deliver the full remaining balance of the Holdback Amount to the Buyer or other Buyer Indemnitee, as the case may be, and Seller shall deliver the remaining amount due. Upon distribution of funds from the Escrow Account to either party, Seller shall make a payment to Buyer equal to 10% a.p.r. interest on the amount distributed for the period from the Closing Date through the date of such distribution, to reimburse Buyer’s cost of capital with respect to the Holdback Amount.

ARTICLE 9
TERMINATION
     9.1 Termination
     This Agreement may be terminated at any time prior to the Closing Date:
          (a) by the written agreement of each Buyer and Seller;
          (b) by Buyer or Seller by written notice to the other if the Closing has not occurred by 5:00 p.m., Pacific time, on September 30,, 2006, or such later date as Buyer and Seller shall agree upon if the Closing will not have occurred by reason of the failure of any condition set forth in Section 7.2, in the case of Buyer, or Section 7.1, in the case of Seller, to be satisfied (unless such failure is the result of one or more breaches or violations of, or inaccuracy in, any covenant, agreement, representation or warranty of this Agreement by the terminating party);
          (c) by Buyer by giving written notice to Seller at any time prior to the Closing in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of seven days after the notice of breach; and
          (d) by Seller by giving written notice to Buyer at any time prior to the Closing in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of seven days after the notice of breach.
     9.2 Effect of Termination
     In the event that this Agreement is terminated, each of the parties shall return (without retaining copies) all documents and papers containing confidential information (including without limitation technical information, customer lists, financial data and any similar information developed by another party pursuant to this Agreement or in contemplation of the Transactions) and shall neither use nor disclose any such information, except to the extent that such information is available to the public or is otherwise rightfully obtained. In the event of termination of this Agreement pursuant to this ARTICLE 9, none of the parties shall have any obligation to the other parties whatsoever with respect to this Agreement, the Transactions or the expenses any of them incurred in connection with or in contemplation of such Transactions, except as provided in Section 9.3.

     9.3 Failure to Close Due to Breach
     If either party fails to materially comply with or perform any of its covenants, agreements or obligations to be performed under this Agreement, is otherwise in material default hereunder or is in material breach of any representation or warranty set forth in ARTICLE 4 or ARTICLE 5 (the “Defaulting Party”) such that the Transactions are not consummated and the other party is not in material default hereunder (the “Non-Defaulting Party”), then the Non-Defaulting Party may terminate this Agreement by written notice to the Defaulting Party. Promptly following such termination, the Defaulting Party shall pay the Non-Defaulting Party the sum of One Hundred Thousand Dollars (US$100,000), as agreed, liquidated, final damages and not as a penalty, it being agreed that the Non-Defaulting Party’s actual damages in the event of such default may be difficult or impossible to ascertain and that the amount of liquidated damages to be paid pursuant to this Section 9.3 is a fair and reasonable approximation of the Non-Defaulting Party’s losses, costs and expenses. Seller and Buyer waive all other remedies they may have at law or in equity for any breach or default of this Agreement resulting in a failure to consummate the Transactions.
ARTICLE 10
MISCELLANEOUS
     10.1 Fees and Expenses
     Seller, on the one hand, and Buyer, on the other hand, will bear their own expenses in connection with the negotiation and consummation of the Transactions.
     10.2 Notices
     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally (with written confirmation of receipt), by facsimile transmission (with confirmation by the transmitting equipment and subsequently by a nationally recognized overnight delivery service (receipt requested)), five Business Days following the date mailed when mailed by registered or certified first class mail, return receipt requested and postage prepaid, or when received by the addressee by a nationally recognized overnight delivery service (receipt requested) to the parties at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to Buyer:	Mr. Brian R. Kahn 5506 Worsham Court Windermere, Florida 34786 Facsimile: (208) 728-8007

With a copy to: (which copy shall not constitute notice)	Sims Moss Kline & Davis LLP Three Ravinia Drive, Suite 1700 Atlanta, Georgia 30346-2133 Attention: Jerry L. Sims, Esq. Facsimile: (770) 481-7210

If to Seller:	Dynamic Details Incorporated, Silicon Valley 1220 N. Simon Circle Anaheim, CA 92806 Attention: Mikel Williams & Kurt E. Scheuerman Facsimile: (714) 688-7640

With a copy to: (which copy shall not constitute notice)	Paul, Hastings, Janofsky & Walker LLP 695 Town Center Drive Seventeenth Floor Costa Mesa, California 92626 Facsimile No: (714) 668-6310 Attention: John F. Della Grotta, Esq.
     10.3 Assignability and Parties in Interest
     This Agreement shall not be assignable by any party hereto, provided, however, that this Agreement may be assigned by any party in connection with a merger, acquisition, reorganization or sale of all or substantially all of its assets so long as any successor of a party expressly assumes all the obligations of such party under this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
     10.4 Governing Law
     This Agreement shall be governed by, and construed and enforced in accordance with, the internal Law, and not the Law pertaining to conflicts or choice of Law, of the State of California.
     10.5 Arbitration
     Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in the State of California, City and County of San Diego in accordance with the then-current Commercial Arbitration Rules of the

American Arbitration Association by a panel of three independent arbitrators. One arbitrator shall be nominated by the party requesting arbitration at the time of the filing of its demand for arbitration, the second arbitrator shall be nominated by the opposing party no later than fifteen (15) days after the appointment of the first has been confirmed by the American Arbitration Association, and the third arbitrator shall be jointly nominated by the first two appointed arbitrators, shall be a retired federal court judge and shall act as Chair. If the first two appointed arbitrators are unable to agree upon a third within fifteen (15) days of the confirmation of the second, or if any party fails to appoint an arbitrator as set forth herein, an arbitrator will be appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The panel shall apply California Law, without reference to rules of conflicts of Law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the awarded rendered by the panel may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section 10.5, without breach of this provision.
     10.6 Counterparts; Facsimile Execution
     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by a party.
     10.7 Complete Agreement
     This Agreement, the Exhibits, the Disclosure Schedules, the Ancillary Agreements, and the documents delivered or to be delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the Transactions and (except for the Mutual Non-Disclosure Agreement dated March 9, 2006, which shall remain in effect through the Closing) shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings.
     10.8 Modification, Amendment and Waiver
     This Agreement may be modified, amended or otherwise supplemented only by a writing signed by the parties. No waiver of any right or benefit hereunder shall be deemed effective unless and until a writing waiving such right or benefit is executed by the party waiving such right or benefit.

     10.9 Public Announcements; Confidentiality
     No disclosure (whether or not in response to an inquiry) of the existence or nature of this Agreement or the Transactions shall be made by any party unless approved by duly authorized officers of both Buyer and Seller prior to release, provided that such approval shall not be unreasonably withheld and subject in any event to Seller’s obligation to comply with applicable Laws. Seller and Buyer will consult with each other concerning the means by which the employees, customers, and suppliers of the Business and others having dealings with the Business will be informed of the Transactions, and Buyer will have the right to be present for any such communication.
     10.10 Guarantees
          (a) Seller Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Buyer the full payment and performance by Seller of all of its Liabilities under this Agreement and each Ancillary Agreement to which it is a party (all such liabilities and obligations of Seller being the “Seller Obligations”), when and as the same are to be paid or performed, as the case may be. Seller Guarantor’s obligations hereunder shall not be affected by any circumstance relating to the Seller Obligations that might otherwise constitute a legal or equitable discharge of or defense to Seller Guarantor not available to Seller.
          (b) Buyer Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Buyer the full payment and performance by Buyer of all of its Liabilities under this Agreement and each Ancillary Agreement to which it is a party (all such liabilities and obligations of Buyer being the “Buyer Obligations”), when and as the same are to be paid or performed, as the case may be. Buyer Guarantor’s obligations hereunder shall not be affected by any circumstance relating to the Buyer Obligations that might otherwise constitute a legal or equitable discharge of or defense to Buyer Guarantor not available to Buyer.
     10.11 Interpretation; Rules of Construction
          (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section, subsection, preamble, recital and party references are to this Agreement unless otherwise stated.
          (b) No party or its counsel shall be deemed the drafter of this Agreement for purposes of construing its provisions, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party. The parties waive any rule of Law or judicial precedent that provides that contractual ambiguities are to be construed against the party who shall have drafted the contractual provision in question.

          (c) Except where the context of this Agreement clearly requires another interpretation, plural words have been used to include the singular and vice versa and masculine, feminine and neuter words have been used interchangeably. Wherever the word “including” is used in this Agreement, it shall mean “including without limitation.”
     10.12 Severability
     If any portion of this Agreement shall be determined to be invalid or unenforceable in a court of competent jurisdiction, the remainder shall be valid and enforceable to the maximum extent possible.
     10.13 Incorporation of Exhibits and Schedules
     The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
[Signatures to follow]

     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

BUYER		SELLER

VMS, LLC		Dynamic Details Incorporated, Silicon Valley

By:	/S/ BRIAN KAHN	By:	/S/ KURT E. SCHEUERMAN

Name: Brian Kahn		Name: Kurt E. Scheuerman
Title: Managing Director		Title: Vice President

BUYER GUARANTOR		SELLER GUARANTOR

Veritek Manufacturing Services, LLC		Dynamic Details, Inc.

By:	/S/ BRIAN KAHN	By:	/S/ KURT E. SCHEUERMAN

Name: Brian Kahn		Name: Kurt E. Scheuerman
Title: Managing Director		Title: Vice President

Schedules and Exhibits Omitted from Asset Purchase Agreement

Exhibits:
Exhibit 2.1(a)	Accounts Receivable
Exhibit 2.1(b)	Inventories
Exhibit 2.1(c)	Prepayments
Exhibit 2.1(d)	Other Tangible Personal Property
Exhibit 2.1(e)	Assumed Contracts
Exhibit 2.1(g)	Intellectual Property
Exhibit 2.2(f)	Retained Names and Marks
Exhibit 2.2(k)	Additional Excluded Assets
Exhibit 2.7(a)(ii)	Form of Bill of Sale
Exhibit 2.7(a)(iii)	Form of Assignment and Assumption Agreement
Exhibit 2.7(a)(x)	Form of Non-Competition Agreement
Exhibit 6.10	Required Consents

Disclosure Schedule:
Schedule 4.2	Conflicts
Schedule 4.3(a)	Financial Statements
Schedule 4.3(b)	Exceptions to GAAP
Schedule 4.4	Licenses & Permits
Schedule 4.5	Title to Assets
Schedule 4.6	Sufficiency of Assets
Schedule 4.7	Property
Schedule 4.9	Undisclosed Liabilities
Schedule 4.11	Environmental Matters
Schedule 4.12	Intellectual Property
Schedule 4.13	Labor & Employment
Schedule 4.14	Employee Plans
Schedule 4.15	Contracts
Schedule 4.18	Litigation
Schedule 4.20	Insurance
Schedule 4.21	Warranty Claims
Schedule 6.1	Payments Outside the Ordinary Course
Schedule 6.11(b)	Mirrored Shared Contracts